SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


Schedule 13G

Amendment No. 3

Under the Securities Exchange Act of 1934

Lear Seating Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

521893107000
(CUSIP Number)

Check the following box if a fee is being paid with this statement. ( )NOT APPLICABLE

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.
521893107000

1)  Names of Reporting Person

        Lehman Brothers Holdings Inc.
        S.S. or I.R.S. Identification No. of Above Person
        13-3216325

2)  Check the Appropriate box if a Member of a Group

        (a)  (   ) Sole
        (b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization
        Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)  Sole Voting Power
        -0-

6)  Shared Voting Power
        -0-

7)  Sole Dispositive Power
        -0-

8)  Shared Dispositive Power
        -0-
9)  Aggregate Amount Beneficially Owned by Each Reporting     Person
        -0-
10) Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares
        (---)
11) Percent of Class Represented by Amount in Row 9
        0.00%

12)     Type of Reporting Person
        HC/CO

CUSIP No.
521893107000

1)  Names of Reporting Person

        Lehman Brothers Merchant Banking Portfolio Partnership, L.P. S.S. or I.R.S. Identification No. of Above Person
        13-354405

2)  Check the Appropriate box if a Member of a Group

        (a)  (   ) Sole
        (b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization
        Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)  Sole Voting Power
        -0-

6)  Shared Voting Power
        -0-

7)  Sole Dispositive Power
        -0-

8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting     Person
        -0-
10) Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares
        (---)
11) Percent of Class Represented by Amount in Row 9
        0.00%

12) Type of Reporting Person
        PN

CUSIP No.
521893107000

1)  Names of Reporting Person

        Lehman Brothers Offshore Investment Partnership L.P.
        S.S. or I.R.S. Identification No. of Above Person


2)  Check the Appropriate box if a Member of a Group

        (a)  (   ) Sole
        (b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization
        Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)  Sole Voting Power
        -0-

6)  Shared Voting Power
        -0-

7)  Sole Dispositive Power
        -0-

8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting
        Person
        -0-

10) Check if the Aggregate Amount in Row (9) Excludes Certain  Shares
        (---)
11) Percent of Class Represented by Amount in Row 9
        0.00%

12) Type of Reporting Person
        PN

CUSIP No.
521893107000

1)  Names of Reporting Person

        Lehman Brothers Capital Partnership II, L.P.
        S.S. or I.R.S. Identification No. of Above Person
        13-354406

2)  Check the Appropriate box if a Member of a Group

        (a)  (   ) Sole
        (b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization
        Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)  Sole Voting Power
        -0-

6)  Shared Voting Power
        -0-

7)  Sole Dispositive Power
        -0-

8)  Shared Dispositive Power
        -0-
9)  Aggregate Amount Beneficially Owned by Each Reporting
        Person
        -0-

10) Check if the Aggregate Amount in Row (9) Excludes Certain  Shares
        (---)
11) Percent of Class Represented by Amount in Row 9
        0.00%

12) Type of Reporting Person
        PN

CUSIP No.
521893107000

1)  Names of Reporting Person

        Lehman Brothers Offshore Investment Partnership -- Japan L.P. S.S. or I.R.S. Identification No. of Above Person


2)  Check the Appropriate box if a Member of a Group

        (a)  (   ) Sole
        (b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization
        Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)  Sole Voting Power
        -0-

6)  Shared Voting Power
        -0-

7)  Sole Dispositive Power
        -0-

8)  Shared Dispositive Power
        -0-
9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-
10) Check if the Aggregate Amount in Row (9) Excludes Certain  Shares
        (---)
11) Percent of Class Represented by Amount in Row 9
        0.00%

12) Type of Reporting Person
        PN

Item 1(a).  Name of Issuer:  Lear Seating Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:
            21557 Telegraph Road, Southfield, Michigan 48034

Item 2(a).  Name of Person Filing:
        (i)  Lehman Brothers Holdings Inc.
             Lehman Brothers Merchant Banking Portfolio
             Partnership, L.P.
             Lehman Brothers Capital Partners II, L.P.
        (ii) Lehman Brothers Offshore Investment Partnership L.P.
             Lehman Brothers Offshore Investment Partnership -- Japan L.P.


Item 2(b).  Address of Principal Business Office:
         (i)   3 World Financial Center
               New York, NY  10285

         (ii)  Clarendon House, Church Street
               Hamilton, Bermuda

Item 2(c).  Citizenship or Place of Organization:

               See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:
            Common

Item 2(e).  CUSIP Number:
            521893107000

Item 3. Information if statement is filed pursuant to Rules
        13d-1(b) or 13d-2(b):

        Not Applicable

Item 4.  Ownership

(a) Amount Beneficially Owned as of:  June 30, 1997

        See Item 9 of cover pages

(b)     Percent of Class:

    See Item 11 of cover pages

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(c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote
         (ii) shared power to vote or to direct the vote
         (iii)sole power to dispose or to direct the disposition
         (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover pages


Item      5.      Ownership of Five Percent or Less of a Class

                  This statement is being filed to report that as of June 30, 1997, the Reporting Persons ceased to be the beneficial owners of more than 5% of the class of securities covered by this report.


Item      6.      Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                  The relevant subsidiaries are LB I Group Inc. and Lehman Brothers Offshore Partners Ltd. Lehman Brothers Offshore Partners Ltd. is the General Partner of Lehman Brothers Offshore Investment Partnership L.P. and Lehman Brothers Offshore Investment Partnership - Japan L.P. LB I Group is the general partner of Lehman Brothers Merchant Banking and the parent of Lehman Brothers Offshore Partners Ltd. Lehman Brothers Holdings Inc. is the General Partner of Lehman Brothers Capital Partnership II, L.P. and the indirect parent of LB I Group.


Item      8.      Identification and Classification of Members of the Group

                  Not Applicable.


Item      9.      Notice of Dissolution of Group

                  Not Applicable.

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Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  June 30, 1997


LEHMAN BROTHERS HOLDINGS INC.



By:  /s/ Karen C. Manson
       -------------------
Name:  Karen C. Manson
Title: Vice President
       Secretary

LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP, L.P.


By:  /s/ Karen C. Manson
          -------------------
Name:  Karen C. Manson
Title: Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP -- JAPAN L.P.

By:  /s/ Karen C. Manson
          -------------------
Name:  Karen C. Manson
Title: Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
          -------------------
Name:  Karen C. Manson
Title: Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS II, L.P.


By:  /s/ Karen C. Manson
          -------------------
Name:  Karen C. Manson
Title: Authorized Signatory